Exhibit 99.2

Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Aug. 10, 2018

MEDIA CONTACT:	INVESTOR CONTACTS:
Keith Isbell (918) 573-7308	John Porter (918) 573-0797	Paul Schroedter (918) 573-9673

Williams Completes Acquisition of Williams Partners

TULSA, Okla. – The Williams Companies, Inc. (NYSE: WMB) (“Williams”) and Williams Partners L.P. (NYSE: WPZ) (“Williams Partners”) today announced that Williams has closed the merger of Williams Partners with a subsidiary of Williams. Pursuant to the merger, Williams acquired all of the outstanding common units of Williams Partners it did not previously own. As a result of the merger, and following today’s closing of the market, Williams Partners common units will no longer be publicly traded on the New York Stock Exchange.

“We are pleased to close this important transaction following the strong support for the merger that was demonstrated by our shareholders in yesterday’s overwhelming vote of approval,” said Alan Armstrong, president and chief executive officer of Williams. “This transaction provides Williams with a simplified corporate structure and streamlined governance while maintaining investment-grade credit ratings and positions us well for long-term growth and enhanced shareholder value. As a fast-growing, investment grade C-Corp with the best natural gas infrastructure assets in the sector, we are confident this combined entity will provide a compelling investment opportunity to a broader range of investors.”

About Williams

Williams (NYSE: WMB) is a premier provider of large-scale infrastructure connecting U.S. natural gas and natural gas products to growing demand for cleaner fuel and feedstocks. Headquartered in Tulsa, Okla., Williams is an industry-leading, investment grade C-Corp with operations across the natural gas value chain including gathering, processing, interstate transportation and storage of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams’ operations touch approximately 30 percent of U.S. natural gas. www.williams.com

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual and quarterly reports filed with the Securities and Exchange Commission.